EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE
Phillips Edison-ARC Grocery Center REIT II, Inc. Acquires
First Grocery-anchored Shopping Center

CINCINNATI, OH, March 18, 2014 - Phillips Edison-ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of its first grocery-anchored shopping center, Bethany Village.

Bethany Village is an 81,674 square foot grocery store-anchored shopping center located in Alpharetta, Georgia, an affluent suburb of Atlanta. Bethany Village is anchored by 51,674 square foot Publix grocery store. Publix is the number one grocer by market share in the Atlanta metropolitan statistical area. Other national tenants include Marco’s Pizza, Subway, and Workout Anytime.

“Anchored by a leading grocer and backed by solid real estate fundamentals, Bethany Village sets the example for the types of properties we will look to acquire. It serves as a great foundation as we continue to build our portfolio based on tenant, geographic, industry, lease term and credit diversification, ” said Jeff Edison, CEO of the Company.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.
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